1999 U S WEST STOCK PLAN

                                  I. Purpose.

         This 1999 U S WEST Stock Plan, as amended (the "Plan"), is intended to promote the long term success of U S WEST, Inc. or its successor (the "Company") by affording certain eligible employees of the Company and its Subsidiaries (as defined below) and certain outside consultants or advisors to the Company and its affiliates with an opportunity to acquire a proprietary interest in the Company, in order to incentivize such persons and to align the financial interests of such persons with the stockholders of the Company. This Plan became effective upon approval by the Board of Directors (defined below).

                                II. Definitions.

         The following defined terms are used in the Plan:

         A. "Agreement" shall mean the agreement or grant letter accepted by the Participant as described in Section VIII of the Plan between the Company and a Participant which is a condition subsequent to the grant of an Award to a Participant pursuant to this Plan.

         B. "Award" shall mean individually, collectively or in tandem, an incentive award granted under the Plan, whether in the form of Options, SARs, Stock Awards or Phantom Units.

         C. "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

         D. Except as excluded below, "Change of Control" shall mean any of the following:

          1. any "person" (as such term is used in Sections 13(d) and 14(d)(2)
     of the Exchange Act) who is or becomes a beneficial owner of (or otherwise has the authority to vote), directly or indirectly, securities representing twenty percent (20%) or more of the total voting power of all of the Company's then outstanding voting securities, unless through a transaction arranged by, or consummated with the prior approval of the Board of Directors; or
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          2. any period of two (2) consecutive calendar years during which there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

          3. the Company becomes a party to a merger or consolidation in which either (i) the Company will not be the surviving corporation or (ii) the Company will be the surviving corporation and any outstanding shares of Common Stock of the Company will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Company) or other securities or cash or other property (excluding payments made solely for fractional shares); or

          4. any other event that a majority of the Board of Directors shall determine constitutes a Change of Control;

provided, however, that, except as the Board of Directors otherwise determines, a Change of Control for purposes of the Plan does not include the merger contemplated in the Agreement and Plan of Merger (the "Qwest Merger"), dated as of July 18, 1999, or as later amended, between the Company and Qwest Communications International Inc., a Delaware corporation ("Qwest").

         E. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         F. "Committee" shall mean the Employee Benefits Committee of the Company consisting of employee(s) of the Company or any Related Entity appointed by the Board at the recommendation of the Human Resources Committee or its delegate(s), as applicable, to exercise the delegated authority of the Human Resources Committee, as set forth under Section III of the Plan.

         G. "Common Stock" shall mean the common stock, $.01 par value, of the Company.

         H. "Company" shall mean U S WEST, Inc., a Delaware corporation (previously known as "USW-C, Inc."), and any successor thereof.

         I. "Director" shall mean any member of the Board of Directors of the Company.

         J. "Disabled" or "Disability" shall mean long-term disability as determined under the provisions of any U S WEST disability plan maintained for the benefit of eligible employees of the Company or any Related Entity.

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         K. "Dividend Equivalent Rights" shall mean the right to receive the amount of any dividends that are paid on an equivalent number of shares of Common Stock underlying an Option or Phantom Unit, which shall be payable either in cash or in the form of additional Phantom Units or Stock.

         L. "Effective Date" shall mean the date on which the Plan was approved by the Board of Directors.

         M. "Eligible Employee" shall mean any employee of the Company or any Related Entity who is not a Director or an Executive Officer (defined below) and who is so employed on the date of the grant of an Award.

         N. "Eligible Non-Employee" shall mean any consultant or advisor who is not a Director and who has provided bona fide services to the Company or any Related Entity and is selected by the Committee to receive an Award; provided that services rendered by such consultant or advisor were not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities as those terms are used in the Form S-8 issued under the Securities Act.

         O. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         P. "Executive Officer" shall mean any officer of the Company or any Related Entity who, at the time of an Award, is subject to the reporting requirements of Section 16(a) of the Exchange Act.

         Q. "Fair Market Value" shall mean the closing price of a share of Common Stock as reported on the New York Stock Exchange for the applicable date, or if there were no sales on such date, on the last day prior to the applicable date on which there were sales.

         R. "Incentive Option" shall mean an incentive stock option under the provisions of Section 422 of the Code.

         S. "Indexed" shall mean the periodic adjustment of an Option Price based upon adjustment criteria determined by the Committee, but in no event shall the Option Price be adjusted to an amount less than the original Option Price.

         T. "Nonqualified Option" shall mean an Option which does not qualify under Section 422 of the Code.

         U. "Option" shall mean an option granted by the Company to purchase Common Stock pursuant to the provisions of this Plan, including Incentive Options, Nonqualified Options and Reload Options.

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         V. "Optionee" shall mean a Participant to whom one or more Options have been granted.

         W. "Option Price" shall mean the price per share payable to the Company for shares of Common Stock upon the exercise of an Option.

         X. "Parent Corporation" shall mean any corporation within the meaning of Section 424(e) of the Code.

         Y. "Participant" shall mean an Eligible Employee or Eligible Non-Employee to whom an Award is granted.

         Z. "Phantom Unit" shall mean a notional account representing a value equivalent to one share of Common Stock on the Award date.

         AA. "Plan" shall mean the 1999 U S WEST Stock Plan, as amended.

         AB. "Related Entity" shall mean any Parent Corporation or Subsidiary of the Company.

         AC. "Reload Option" shall mean the right to receive a further Option for a number of shares equal to the number of shares of Common Stock surrendered by the Optionee upon exercise of the original Option as provided in Section IX.E of the Plan.

         AD. "Restricted Period" shall mean the period of time from the date of grant of Restricted Stock until the lapse of restrictions attached thereto under the terms of the Agreement granting such Restricted Stock, pursuant to the provisions of the Plan or by action of the Committee.

         AE. "Restricted Stock" shall mean an Award made by the Committee entitling the Participant to acquire, at no cost or for a purchase price determined by the Committee at the time of grant, shares of Common Stock which are subject to restrictions in accordance with the provisions of Section XII hereof.

         AF. "Retirement" shall mean with respect to any Eligible Employee, that such person has terminated employment with the Company or any Related Entity other than "for cause" (as defined in subsection IX.H.(v)) and (i) such person is eligible to receive an immediate service pension benefit under the U S WEST Pension Plan, or (ii) such person would be eligible to receive an immediate service pension under the U S WEST Pension Plan, as amended and restated effective January 1, 1993, had that plan not been amended and restated effective

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January 1, 1997, or (iii) such person specifically is treated as "retired" for purposes of the Plan under any individually negotiated, written agreement or arrangement between the Company or any Related Entity and the Eligible Employee. "Retirement" shall not apply to any Eligible Non-Employee.

         AG. "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

         AH. "Stock Appreciation Right" or "SAR" shall mean a grant entitling the Participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or if the Committee shall so determine at the time of a grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant (or over the Option Price, if the Stock Appreciation Right was granted in tandem with an Option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised, with the Committee to determine the form or forms of payment at the time of grant of the SAR.

         AI. "Stock Awards" shall mean any Award which is in the form of Restricted Stock and any outright grants of Common Stock approved by the Committee pursuant to the Plan.

         AJ. "Subsidiary" shall mean with respect to any Award other than an Incentive Option, any corporation, joint venture, limited liability company ("LLC"), or partnership in which the Company owns, directly or indirectly, (i) with respect to a corporation, stock possessing twenty percent (20%) or more of the total combined voting power of all classes of stock in the corporation, (ii) in the case of a joint venture or partnership, the Company possesses a twenty percent (20%) interest in the capital or profits of such joint venture or partnership, or (iii) in the case of an LLC, a twenty percent (20%) or more interest in units in the LLC. In the case of any Incentive Option, Subsidiary shall mean any corporation within the meaning of Section 424(f) of the Code.

         AK. "Vested" shall mean the status of that portion of an Option or other Award that may be immediately exercised under the terms of the Agreement granting such Option or other Award, pursuant to the provisions of the Plan, or by action of the Committee.

                              III. Administration.

         A. The Committee shall have sole and exclusive discretion to interpret and administer the Plan. The Committee shall have the power to adopt rules, regulations and guidelines relating to the administration of the Plan.

         B. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the

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Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or such Related Entity whose employees have benefited from the Plan, as determined by the Committee. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company or a Related Entity against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's gross negligence or willful misconduct.

         C. In furtherance of and not in limitation of the Committee's discretionary authority, subject to the provisions of the Plan, the Committee shall have the authority to:

          1. determine the Participants to whom Awards shall be granted and the number of and terms and conditions upon which Awards shall be granted (which need not be the same for all Awards or types of Awards);

          2. establish annual or long-term financial goals of the Company, any Related Entity, or division, department, or group of the Company or Related Entity, or individual goals which the Committee shall consider in granting Awards, if any;

          3. determine the satisfaction of performance goals established by the Committee based upon periods of time or any combinations thereof;

          4. determine the time when Awards shall be granted, the Option Price of each Option, the period(s) during which Options shall be exercisable (whether in whole or in part), the restrictions to be applicable to Awards, and the other terms and provisions of Awards;

          5. modify  grants of Awards  pursuant to  Paragraph D. of this Section
     III;

          6. provide the establishment of a procedure whereby a number of shares of Common Stock or other securities may be withheld from the total number of shares of Common Stock or other securities to be issued upon exercise of an Option, the lapse of restrictions on Restricted Stock and the vesting of Phantom Units (other than an Incentive Option) to meet the obligation of withholding for income, social security and other taxes incurred by a Participant upon such exercise or required to be withheld by the Company in connection with such exercise;

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          7.  adopt,  modify and rescind  rules,  regulations,  procedures,  and guidelines relating to the Plan;

          8. adopt modifications to the Plan and procedures, as may be necessary to comply with provisions of the laws and applicable regulatory rulings of countries in which the Company or a Related Entity operates in order to assure the legality of Awards granted under the Plan to Participants who reside in such countries; and

          9. make all determinations, perform all other acts, exercise all other powers and establish any other rules, regulations, procedures, and guidelines determined by the Committee to be necessary, appropriate or advisable in administering the Plan and to maintain compliance with any applicable law.

         D. The Committee may at any time accelerate the exercisability or define any other aspect of the grant of or the conditions of the grant of any Awards and waive or amend any and all restrictions and conditions of any Awards.

                              IV. Decisions Final.

         Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and assigns.

                                V. Arbitration.

         Any Agreement may contain, among other things, provisions that require arbitration of any and all disputes between a Participant and the Company or any Related Entity, in a form or forms acceptable to the Committee.

                           VI. Duration of the Plan.

         The Plan shall remain in effect for a period of five (5) years from the Effective Date, unless terminated by the Board pursuant to Section XVII but shall continue to govern any Awards outstanding as of the end of that period.

                      VII. Shares Available; Limitations.

         Up to 12,000,000 shares of Common Stock may be granted under this Plan. If, for any reason, any shares of Common Stock as to which Options, SARs, Restricted Stock, or Phantom Units have been granted cease to be subject to exercise or purchase hereunder (other than the exercise of SARs for cash), the underlying shares of Common Stock shall thereafter be available for grants to

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Participants under the Plan. Absent an amendment of this provision by the
Committee, no Incentive Options shall be granted under this Plan and no shares of Common Stock may be issued under this Plan in connection with the exercise of Incentive Options. Awards granted under the Plan may be fulfilled in accordance with the terms of the Plan with (i) authorized and unissued shares of the Common Stock or (ii) issued shares of Common Stock reacquired by the Company, in each situation, as the Board of Directors or the Committee may determine from time to time.

                             VIII. Grant of Awards.

         A. The Committee shall determine the type or types of Award(s) to be made to each Participant. Awards may be granted singly, in combination or in tandem subject to restrictions set forth in Section IX.C for Incentive Options. The types of Awards that may be granted under the Plan are Options, with or without Reload Options, SARs, Stock Awards and Phantom Units, and with respect to Phantom Units and Restricted Stock, with or without Dividend Equivalent Rights.

         B. Each grant of an Award under this Plan shall be conditioned upon the acceptance of an Agreement dated as of the date of the grant of the Award, other than Stock Awards consisting of an outright grant of shares of Common Stock. This Agreement shall set forth the terms and conditions of the Award, as may be determined by the Committee, and will be subject to amendment, modification or alteration by the Committee pursuant to Section III.D of this Plan and without the Participant's execution of such amendment, modification or alteration. If the Agreement relates to the grant of an Option, it shall indicate whether the Option that it evidences, is intended to be an Incentive Option or a Nonqualified Option. Each grant of an Award is conditioned upon the subsequent acceptance by the Participant of the terms of the Agreement. Unless otherwise extended by the Committee, a Participant shall have ninety (90) days from the date of the Agreement to accept its terms.

                                  IX. Options.

         The Committee may grant Incentive Options or Nonqualified Options to Eligible Employees and Nonqualified Options to Eligible Non-Employees. The terms and conditions of the Options granted under this Section IX shall be determined from time to time by the Committee, as set forth in the Agreement granting the Option, and subject to the following conditions:

         A. Nonqualified Options. The Option Price for each share of Common Stock issuable pursuant to a Nonqualified Option may be an amount at or above the Fair Market Value on the date such Option is granted, may be Indexed from the original Option Price and may be granted with or without Dividend Equivalent Rights. All agreements granting options under Section IX.A shall state that the Options issued pursuant to the Agreement are not intended to qualify for tax benefits under Section 422 of the Code.

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         B. Incentive Options. The Option Price for each share of Common Stock issuable pursuant to an Incentive Option shall not be less than one hundred percent (100%) of the Fair Market Value on the date such Option is granted and may be Indexed from the original Option Price.

         C. Incentive Options; Special Rules. Options granted in the form of Incentive Options shall be subject to the following provisions:

          1. Grant. No Incentive Option shall be granted pursuant to this Plan more than ten (10) years after the Effective Date.

          2. Annual Limit. The aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Common Stock with respect to which one or more Incentive Options are exercisable for the first time by any Optionee during any calendar year under the Plan or under any other stock plan of the Company or any Related Entity shall not exceed $100,000 or such other maximum amount permitted under Section 422 of the Code. Any portion of an Option purporting to constitute an Incentive Option in excess of such limitation shall constitute a Nonqualified Option.

          3. 10% Stockholder. If any Optionee to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is, on the date of grant, an individual described in Section 422(b)(6) of the Code, then the following special provisions shall be applicable to the Option granted to such individual:

               (a) the Option Price of shares subject to such Incentive Option shall not be less than 110% of the Fair Market Value of Common Stock on the date of grant; and

               (b) the Option shall not have a term in excess of (5) years from the date of grant.

          4. Shareholder Approval. If required by law to issue Incentive Options, shareholder approval of the Plan shall be obtained within twelve
     (12) months before or after adoption of the Plan.

         D. Other Options - Special Tax Benefits. The Committee may establish rules with respect to, and may grant to Eligible Employees, Options to comply with any amendment to the Code made after the Effective Date providing for special tax benefits for stock options.

         E. Reload Options. Without in any way limiting the authority of the Committee to make Awards hereunder, the Committee shall have the authority to

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grant Reload Options. Any such Reload Option shall be subject to such other terms and conditions as the Committee may determine. Notwithstanding the above,
(i) the Committee shall have the right to withdraw a Reload Option to the extent that the grant thereof will result in any adverse accounting consequences to the Company and (ii) no additional Reload Options shall be granted upon the exercise of a Reload Option.

         F. Term of Option. No Option shall be exercisable after the expiration of ten (10) years from the date of grant of the Option.

         G. Exercise of Stock Option. Each Option shall be exercisable in one or more installments as the Committee may determine at the time of the Award and as provided in the Agreement. The right to purchase shares shall be cumulative so that when the right to purchase any shares has accrued such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option. The Option Price shall be payable (i) in cash or by an equivalent means acceptable to the Committee, (ii) by delivery (constructive or otherwise) to the Company of shares of Common Stock owned by the Optionee or
(iii) by any combination of the above as provided in the Agreement. Shares delivered to the Company in payment of the Option Price shall be valued at the Fair Market Value on the date of the exercise of the Option.

         H. Vesting. The Committee shall establish the vesting schedules for awards. The Agreement shall specify the date or dates on which the Optionee may begin to exercise all or a portion of his Option. Subsequent to such date or dates, the applicable portion of the Option shall be deemed Vested and fully exercisable.

          (i) Death. In the event of the death of any Optionee, all Options held by such Optionee on the date of his death shall become Vested Options and the estate of such Optionee shall have the right, at any time and from time to time within one year after the date of death, or such other period, if any, as the Committee may determine, to exercise the Options of the Optionee (but not after the earlier of the expiration date of the Option or, in the case of an Incentive Option, one (1) year from the date of death).

          (ii) Disability. If the employment of any Optionee is terminated because of Disability, all Options held by such Optionee on the date of his or her termination shall be retained by such Optionee, and such Options that are not yet Vested Options shall become Vested Options over time in accordance with the vesting schedule established at the time such Options were issued. The Optionee shall have the right to exercise Vested Options at any time and from time to time, but not after the expiration date of the Option.

          (iii) Retirement. Upon an Optionee's Retirement, all Options held by such Optionee on the date of his or her Retirement shall be retained by

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     such Optionee, and such Options that are not yet Vested Options shall become Vested Options over time in accordance with the vesting schedule established at the time such Options were issued, unless the Committee determines otherwise. Unless the Committee determines otherwise, the Optionee shall have the right to exercise Vested Options at any time and from time to time, but not after the expiration date of the Option. In the case of Incentive Options where tax-advantaged treatment is desired, the Optionee shall have the right to exercise Vested Options three months from the date of Retirement.

          (iv) Other Termination. If the employment with the Company or a Related Entity of an Optionee is terminated for any reason other than for death or Disability and other than "for cause" as defined in subparagraph
     (v) below, such Optionee shall have the right, in the case of a Vested Option, for a period of three (3) months after the date of such termination or such longer period as determined by the Committee, to exercise any such Vested Option, but in any event not after the expiration date of any such Option.

          (v) Termination For Cause. Notwithstanding any other provision of the Plan to the contrary, if the Optionee's employment is terminated by the Company or any Related Entity "for cause" (as defined below), such Optionee shall immediately forfeit all rights under his Options except as to the shares of Common Stock already purchased prior to such termination. Termination "for cause" shall mean (unless another definition is agreed to in writing by the Company and the Optionee) termination by the Company because of: (a) the Optionee's willful and continued failure to substantially perform his duties (other than any such failure resulting from the Optionee's incapacity due to physical or mental impairment) after a written demand for substantial performance is delivered to the Optionee by the Company, which demand specifically identifies the manner in which the Company believes the Optionee has not substantially performed his duties, (b) the willful conduct of the Optionee which is demonstrably and materially injurious to the Company or Related Entity, monetarily or otherwise, or (c) the conviction of the Optionee for a felony by a court of competent jurisdiction.

                         X. Foreign Options and Rights.

         The Committee may make Awards of Options to Eligible Employees and Eligible Non-Employees who are subject to the tax laws of nations other than the United States, which Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action it deems advisable to obtain approval of such Option by the appropriate foreign governmental entity; provided, however, that no such Award

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may be granted pursuant to this Section X and no action may be taken that would result in a violation of the Exchange Act, the Code or any other applicable law.

                         XI. Stock Appreciation Rights.

         The Committee shall have the authority to grant SARs to Eligible Employees and Eligible Non-Employees either alone or in connection with an Option. SARs granted in connection with an Option shall be granted either at the time of grant of the Option or by amendment to the Option. SARs granted in connection with an Option shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable. A SAR granted in connection with an Option may be exercised only when the Fair Market Value of the Common Stock of the Company exceeds the Option Price of the related Option. A SAR granted in connection with an Option shall entitle the Participant to surrender to the Company unexercised the related Option, or any portion thereof and to receive from the Company cash and/or shares of Common Stock equal to that number of shares of Common Stock having an aggregate value equal to the excess of (i) the Fair Market Value of one share of Common Stock on the day of the surrender of such Option over (ii) the Option Price per share of Common Stock multiplied by
(iii) the number of shares of Common Stock that may be exercised under the Option, or surrendered; provided, however, that no fractional shares shall be issued. A SAR granted singly shall entitle the Participant to receive the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Fair Market Value of a share of Common Stock on the date of the grant of the SAR multiplied by (iii) the number of SARs exercised. Payment of any fractional shares of Common Stock shall be made in cash. A SAR shall become a Vested Award upon (i) a Participant becoming Disabled, or (ii) the death of a Participant.

                             XII. Restricted Stock.

         The Committee may grant Restricted Stock to Eligible Employees and Eligible Non-Employees subject to the provisions below.

         A. Restrictions. A stock certificate representing the number of shares of Restricted Stock granted shall be held in custody by the Company for the Participant's account. The Participant shall have all rights and privileges of a stockholder as to such Restricted Stock, including the right to receive dividends and the right to vote such shares, except that, subject to the provisions of Paragraph B. below, the following restrictions shall apply: (i) the Participant shall not be entitled to delivery of the certificate until the expiration of the Restricted Period; (ii) none of the shares of Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period; (iii) the Participant shall, if requested by the Company, execute and deliver to the Company, a stock power endorsed in blank. The Restricted Period shall lapse upon a Participant becoming Disabled or

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the death of a Participant. If a Participant ceases to be an employee of the
Company or a Related Entity prior to the expiration of the Restricted Period applicable to such shares, except as a result of the death or Disability of the Participant, shares of Restricted Stock still subject to restrictions shall be forfeited unless otherwise determined by the Committee, and all rights of the Participant to such shares shall terminate without further obligation on the part of the Company. Upon the forfeiture (in whole or in part) of shares of Restricted Stock, such forfeited shares shall become shares of Common Stock held in the Company's treasury without further action by the Participant.

         B. Terms and Conditions. The Committee shall establish the terms and conditions for Restricted Stock pursuant to Section III of the Plan. Terms and conditions established by the Committee need not be the same for all grants of Restricted Stock. The Committee may provide for the restrictions to lapse with respect to a portion or portions of the Restricted Stock at different times or upon the occurrence of different events, and the Committee may waive, in whole or in part, any or all restrictions applicable to a grant of Restricted Stock. Restricted Stock Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law or such other consideration as may be determined by the Committee.

         C. Delivery of Restricted Shares. At the end of the Restricted Period as herein provided, a stock certificate for the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered (less any shares delivered pursuant to Section XVI.C in satisfaction of any withholding tax obligation), free of all such restrictions, except applicable securities law restrictions, to the Participant or the Participant's estate, as the case may be. The Company shall not be required to deliver any fractional share of Common Stock but shall pay, in lieu thereof, the Fair Market Value (measured as of the date the restrictions lapse) of such fractional share to the Participant or the Participant's estate, as the case may be. Notwithstanding the foregoing, the Committee may authorize the delivery of the Restricted Stock to a Participant during the Restricted Period, in which event any stock certificates in respect of shares of Restricted Stock thus delivered to a Participant during the Restricted Period applicable to such shares shall bear an appropriate legend referring to the terms and conditions, including the restrictions, applicable thereto.

                              XIII. Phantom Units.

         A. General. The Committee may grant the right to earn Phantom Units to Eligible Employees and Eligible Non-Employees. The Committee shall determine the criteria for the earning of Phantom Units, pursuant to Section III of the Plan. Upon satisfaction of such criteria, a Phantom Unit shall be deemed a Vested Award. A Phantom Unit granted by the Committee shall provide for payment in shares of Common Stock. A Phantom Unit shall become a Vested Award upon (i) a

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Participant becoming Disabled, or (ii) the death of a Participant. Shares of
Common Stock issued pursuant to this Section XIII may be issued for no cash consideration or for such minimum consideration as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a Participant granted a Phantom Unit shall be entitled to a Dividend Equivalent Right.

         B. Unfunded Claim. The establishment of Phantom Units under the Plan are unfunded obligations of the Company. The interest of a Participant in any such units shall be considered a general unsecured claim against the Company to the extent that the conditions for the earning of the Phantom Units have been satisfied. Nothing contained herein shall be construed as creating a trust or fiduciary relationship between the Participant, the Company or the Committee.

         C. Issuance of Common Stock. Upon a Phantom Unit becoming a Vested Award, unless a Participant has elected to defer under Paragraph D. below, shares of Common Stock representing the Phantom Units shall be distributed to the Participant, unless the Committee, with the consent of the Participant, provides for the payment of the Phantom Units in cash or partly in cash and partly in shares of Common Stock equal to the value of the shares of Common Stock which would otherwise be distributed to the Participant.

         D. Deferral of Phantom Units. Prior to the year with respect to which a Phantom Unit may become a Vested Award, the Participant may elect not to receive Common Stock upon the vesting of such Phantom Unit and for the Company to continue to maintain the Phantom Unit on its books of account. In such event, the value of a Phantom Unit shall be payable in shares of Common Stock pursuant to the agreement of deferral.

         E. Financial Hardship. Notwithstanding any other provision hereof, at the written request of a Participant who has elected to defer pursuant to Paragraph D. above, the Committee, in its sole direction, upon a finding that continued deferral will result in financial hardship to the Participant, may authorize the payment of all or a part of a Participant's Vested Phantom Units in a single installment or the acceleration of payment of any multiple installments thereof; provided, however, that distributions will not be made under this paragraph if such distribution would result in liability of an Executive Officer under Section 16 of the Exchange Act.

         F. Distribution upon Death. The Committee shall pay the Fair Market Value of the Phantom Units of a deceased Participant to the estate of the Participant, as soon as practicable following the death of the Participant. The value of the Phantom Units for the purpose of such distribution shall be based upon the Fair Market Value of shares of Common Stock underlying the Phantom Units on the date of the Participant's death.

                     XIV. Change of Control; Acceleration.

         Upon the occurrence of a Change of Control or, within one year after the closing of the Qwest Merger, the involuntary termination of a Participant, other than a termination "for cause" as defined in Section IX.H.(v) of this Plan, then:

         A. in the case of all outstanding Options and SARs, each such Option and SAR shall automatically become immediately fully exercisable by the Participant;

         B. restrictions applicable to Restricted Stock shall automatically be deemed lapsed and conditions applicable to Phantom Units shall automatically be deemed waived, and the Participants who receive such grants shall become immediately entitled to receipt of the Common Stock subject to such grants; and

         C. the Employee Benefits Committee, in its discretion, shall have the right to accelerate payment of any deferrals of Vested Phantom Units.

                           XV. Adjustment of Shares.

         A. In the event there is any change in the Common Stock by reason of any consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company, the number or kind of shares or interests subject to an Award and the per share price or value thereof shall be appropriately adjusted by the Committee at the time of such event, provided that each Participant's economic position with respect to the Award shall not, as a result of such adjustment, be worse than it had been immediately prior to such event. Any fractional shares or interests resulting from such adjustment shall be rounded up to the next whole share of Common Stock. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Option granted hereunder other than an "incentive stock option" for purposes of Section 422 of the Code.

         B. In the event of an acquisition by the Company of another corporation where the Company assumes outstanding stock options or similar obligations of such corporation, the number of Awards available under the Plan shall be appropriately increased to reflect the number of such options or other obligations assumed.

                         XVI. Miscellaneous Provisions.

         A. Assignment or Transfer. Except as otherwise permitted by this Section, no grant of any "derivative security" (as defined in the rules issued under Section 16 of the Exchange Act) made under the Plan or any rights or interests therein shall be assignable or transferable except by last will and testament or the laws of descent and distribution. No grant of any such derivative security shall be assignable or transferable pursuant to a domestic relations order.

         B. Investment Representation; Legends. The Committee may require each Participant acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such Participant is acquiring the shares without a view to distribution thereof. No shares of Common Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of stop-orders and restrictive legends on certificates for Common Stock as it deems appropriate.

         C. Withholding Taxes. In the case of distributions of Common Stock or other securities hereunder, the Company, as a condition of such distribution, may require the payment (through withholding from the Participant's salary, payment of cash by the Participant, reduction of the number of shares of Common Stock or other securities to be issued (except in the case of an Incentive Option), or otherwise) of any federal, state, local or foreign taxes required by law to be withheld with respect to such distribution.

         D. Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any Award nor to any Participant receiving an Award.

         E. Other Incentive Plans. The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

         F. Effect on Employment. Nothing contained in the Plan or any agreement related hereto or referred to herein shall affect, or be construed as affecting, the terms of employment of any Participant except to the extent specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto or referred to herein shall impose, or be construed as imposing, an obligation on (i) the Company or any Related Entity to continue the employment of any Participant and (ii) any Participant to remain in the employ of the Company or any Related Entity.

         G. Noncompetition. Any Agreement may contain, among other things, provisions prohibiting Participants from competing with the Company or any Related Entity in a form or forms acceptable to the Committee.

         H. Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Colorado.

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

                    XVII. Amendment or Termination of Plan.

     The Committee shall have the right to amend, modify, suspend or terminate the Plan or any Awards at any time.

                             ADDITIONAL INFORMATION

         U S WEST is subject to certain informational requirements under the Exchange Act and has incorporated herein by reference the following documents filed by U S WEST into this Prospectus: (i) U S WEST's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed March 24, 1999; (ii) U S WEST's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; (iii) U S WEST's Current Reports on Form 8-K filed January 13, 1999, January 15, 1999, January 22, 1999, February 23, 1999, February 25, 1999, February 26, 1999, April 7, 1999, April 22, 1999, May 12,
1999, May 18, 1999, May 21, 1999, May 26, 1999, June 18, 1999, June 22, 1999,
July 7, 1999, July 21, 1999 and July 26, 1999, as amended by Form 8-K/A filed July 27, 1999; (iv) U S WEST's Proxy Statement on Schedule 14A filed March 24, 1999; and (v) the description of Common Stock and preferred stock purchase rights of U S WEST contained in U S WEST's Registration Statement on Form 8-A filed on May 1, 1998 (as amended by Form 8-A/A filed May 12, 1998).

         All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed documents which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         U S WEST shall provide, without charge, to any Participant to whom a Prospectus is delivered, upon written or oral request, a copy of an updated version of this prospectus and any or all of the documents that are incorporated by reference herein. Requests for such documents or for additional information about the Plan or its administrators should be directed to the Corporate Secretary, U S WEST, 1801 California Street, Denver, Colorado 80202, Telephone
(303) 672-2700.

                       CERTAIN FEDERAL INCOME TAX EFFECTS

         It is the opinion of the Company that the following are certain income tax consequences of participation in the Plan. This section is only a summary, does not purport to be complete and, among other things, does not cover state and local tax treatment. Furthermore, differences in financial situation may cause Federal, state and local tax consequences to vary. Therefore, consultation with an accountant, legal counsel or other financial advisor regarding tax consequences is urged.

         1. Nonqualified Options, Stock Appreciation Rights and Phantom Units. An individual who receives a grant of a Nonqualified Option, a SAR, or a phantom unit will not recognize any taxable income upon such grant. However, the individual generally will recognize ordinary income upon exercise of a Nonqualified Option in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received; likewise, upon the vesting of a phantom unit, the individual generally will recognize ordinary income in an amount equal to the fair market value of the shares, plus cash, if any, received.

         An individual who exercises a Nonqualified Option by delivering U S WEST Common Stock to U S WEST will not recognize gain or loss with respect to the exchange of such U S WEST Common Stock, even if the fair market value of the shares so delivered is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the Nonqualified Option as if he or she had paid the exercise price in cash.

         2. Restricted Stock. Absent a written election pursuant to Section 83(b) of the Code filed with the IRS within 30 days after the date of transfer of such shares (a "Section 83(b) election"), an individual who receives restricted stock under the Plan generally will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the consideration paid for such restricted stock, if any. If a
Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the shares as of that date over the price paid for such award, if any.

         3. Consequences to Company. A federal income tax deduction generally will be allowed to U S WEST in an amount equal to the ordinary income included by the employee with respect to his or her Nonqualified Option, SAR, phantom unit, or restricted stock, provided that such amount constitutes an ordinary and necessary business expense to U S WEST and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

         4. Change of Control. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of U S WEST (as defined in Section 280G of the Code), including payments under the Plan that vest upon a "change of control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change of control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to U S WEST and the individual would be subject to a 20% excise tax on such portion of the payments.

                               RESALE RESTRICTIONS

         Resale restrictions imposed by federal and/or state securities laws may restrict certain Participants from transferring securities received under the Plan. For example, Participants who hold "restricted securities" or are deemed "affiliates," as those terms are defined in Rule 144 under the Securities Act, may not sell securities issued by U S WEST to the public except pursuant to (a) an effective registration statement filed by U S WEST with the SEC under the Securities Act; or (b) an exemption from the registration requirements of the Securities Act. Rule 144 provides an exemption for resale, subject to certain conditions, such as a holding period, availability of public information, limitation on amount of securities sold, manner of sale, and notice of sale. This prospectus is not available for any resale.

                 EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

         The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is administered by the Employee Benefits Committee. The Employee Benefits Committee consists of the Senior Vice President-Law and Corporate Human Resources of U S WEST and other officers of U S WEST designated by the Senior Vice President-Law and Corporate Human Resources.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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